Sub-Item 77O

                           Rule 10f-3 Transactions


     On August 22, 2002, General Municipal Bond Fund, Inc. (the "Fund") purchased, at slightly above par value, $5 million in Massachusetts State General Obligation Bonds, (the "Bonds"). The Bonds were purchased from Salomon Smith Barney Inc., a member of the underwriting syndicate offering the Bonds, from their own account. Mellon Financial Markets, LLC ("Mellon"), an affiliate of the Fund, was a member of the syndicate but received no benefit in connection with the transactions. Salomon Smith Barney Inc. received a commission of $5.00 per bond. No other member received any economic benefit. The following is a list of the syndicate's members:

                          Salomon Smith Barney Inc.
                          Bear, Stearns & Co. Inc.
                             Goldman Sachs & Co.
                        J. P. Morgan Securities Inc.
                               Lehman Brothers
                            UBS PaineWebber Inc.
                                Advest, Inc.
                          A.G. Edwards & Sons, Inc.
                             CIBC World Markets
                         Corby Capital Markets, Inc.
                           Fahnestock & Co., Inc.
                          First Albany Corporation
                         Janney Montgomery Scott LLC
                        Mellon Financial Markets, LLC
                             Merrill Lynch & Co.
                               Morgan Stanley
                            Prudential Securities
                            Quick & Reilly, Inc.
                             Ramirez & Co., Inc.
                         Raymond James & Associates
                           RBC Dain Rauscher Inc.
                       State Street Global Markets LLC
                     Wachovia Bank, National Association
----------------------------------------------------------------------------
--

     Accompanying this statement are materials presented to the Fund's Board of Directors, which ratified the purchases as in compliance with the Fund's Rule 10f-3 Procedures, at the Fund's Board meeting held on September 18, 2002.

                      REPORT OF PURCHASE OF SECURITIES
                        IN COMPLIANCE WITH RULE 10F-3

This report must be completed on the date of purchase and must be provided promptly to the portfolio management department head and to the legal department. Any changes to the information provided herein must be reported immediately to each of these departments.

1.   Name of Dreyfus/MPAM Fund: General Municipal Bond Fund, Inc.

2.   Total Net Assets of Fund:    $413,132,203

3.   Type of Security:    Municipal Bond

4.     Description   of   Security   Purchased:      Massachusetts   General
Obligations, 5%, Due: 8/1/22

5.   Purchased per Firm Commitment Underwriting?     Yes

6.   Security Rating:   MBIA Insured (AAA)

7.     Name   of   Underwriting  Syndicate  Dealer  Effecting   Transaction:
Salomon Smith Barney Inc.

8.     Name   of   Affiliated   Underwriter   in   Underwriting   Syndicate:
Mellon Financial Markets, LLC

9.   Issue Size:    $670,745,000

10.  Amount Purchased by Fund: $5,000,000 Par Value

11. Percentage of Principal Amount of Offering Purchased by Fund (not to exceed 25% of offering with respect to
     all Dreyfus-managed funds):          0.745%

12.  Amount Purchased as a Percentage of Fund Assets:          1.210%

13.  Purchase Price of Securities (if at par, so state):    $100.304

14.  Commission/Spread Received by Principal Underwriters:         $5.00

15. Were the Securities purchased prior to the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of the Securities in that offering or any concurrent offering of the Securities (except, with respect to the purchase of any eligible foreign offering, for any rights to purchase that were required by law to be granted to existing security holders of the issuer)? Yes . If the Securities were offered for subscription upon exercise of rights, were the Securities purchased on or before the fourth day preceding the day on which the rights offering
     terminated?             N/A

16. If the Securities were part of an issue registered under the Securities Act of 1933, as amended, that was offered to the public, or was purchased pursuant to an eligible foreign or Rule 144A offering, was the issuer of the Securities in continuous operation for not less than
     three years, including the operations of any predecessors?    N/A

17. Was the commission, spread or profit received or to be received by the principal underwriters of the Securities reasonable and fair compared to the commission, spread or profit received by others in connection with the underwriting of similar securities being sold during a
     comparable period of time?       Yes

18. Did the Fund's purchase of the Securities benefit any underwriter affiliated with the Fund directly or indirectly or, with respect to any eligible municipal securities, was it designated as a "group sale" or otherwise allocated to the affiliated underwriter's account? No


Portfolio Manager:       /s/ William M. Petty                       Purchase
Date:    8/22/02